Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Share Incentive Plan of Kuke Music Holding Limited of: (i) our report dated April 29, 2021, with respect to the consolidated financial statements of Kuke Music Holding Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2020, and (ii) our reports dated September 8, 2020, with respect to the consolidated financial statements of Kuke Music Holding Limited, and the consolidated financial statements of Rosenkavalier Limited included in the prospectus of Kuke Music Holding Limited dated January 11, 2021 (File No. 333-251461), filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Hong Kong, The People’s Republic of China

June 10, 2021